UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060 Expires: March 31, 2014 Estimated average burden hours per response. . . 5.0
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 21, 2012

TRIMAS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-10716	38-2687639
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan	48304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (248) 631-5450

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
On November 21, 2012, TriMas Corporation (the “Corporation”) determined that the Corporation will permanently cease production at the Cequent Performance Products, Inc. (“Cequent”), a wholly owned subsidiary of the Corporation, plant in Goshen, Indiana and close the facility. The decision to close the plant and move the work to Cequent's Mexico-based operations is the result of the Corporation's effort to focus resources in a manner that will best serve its customers and better position the company to remain competitive in the markets that it serves. The anticipated closure is expected to result in the separation of approximately 450 employees in Goshen, Indiana and be completed by December 31, 2013.
Charges associated with employee termination costs are estimated to range from $5 million to $6 million and plant relocation charges are also estimated to range from $5 million to $6 million, of which approximately $2.0 million to $2.5 million relate to the transfer of machinery and equipment to the new facility, for total estimated costs in the range of $10 million to $12 million. Of this total, cash charges are estimated to range from $8 million to $10 million. In addition, Cequent is party to a lease agreement for the Goshen, Indiana facility, for which it has future non-cancellable rent payments due of approximately $11 million post the anticipated closure date. The Corporation may incur a charge to the extent this obligation is greater than estimated future sublease recoveries. All estimated amounts are subject to change until finalized. Charges for the employee termination and plant relocation costs are expected to be recognized during the period from November 21, 2012 through December 31, 2013, while the future unrecoverable lease obligation charge, if any, is expected to be recognized upon the cease-use date of the plant.
On November 21, 2012, the Corporation issued a press release announcing the closing of the Goshen, Indiana facility, a copy of which is filed herewith as Exhibit 99.1 and incorporated herein by reference.
This Current Report on Form 8-K contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. In particular, the estimated costs and charges described in this Current Report on Form 8-K are forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	the timing of the closing of the affected facility;

•	separation and severance amounts that differ from original estimates because of the timing of employee terminations;

•	amounts for non-cash charges relating to property, plant and equipment that differ from the original estimates because of the ultimate fair market value of such property, plant and equipment; and

•	the success of our cost savings and restructuring measures.
We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.
We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K that we provide to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any list to be a complete set of all potential risks or uncertainties.

Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits. The following exhibits are furnished or filed, as applicable, herewith:

Exhibit No.	Description
99.1	Press Release dated November 21, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMAS CORPORATION

Date: November 26, 2012	By:	/s/ Joshua A. Sherbin
	Name:	Joshua A. Sherbin
	Title:	Vice President, General Counsel and Corporate Secretary